                                                                      EXHIBIT 11

                                COMPUTATION OF PER SHARE EARNINGS

                                         Quarter Ended                                       Nine Months Ended
                                         September 30,                                        September 30,
                                        --------------                                       --------------
                                    1997                   1996                    1997                     1996
                                 ----------            -----------            --------------            --------------
Net Income ($000)               $    27,559            $    14,353            $       47,788            $       90,995

Weighted Average Common
  Shares Outstanding             69,546,878             69,421,132                69,359,639                69,164,387

Earnings Per Share              $      0.40            $      0.21            $         0.69            $         1.32

Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis    70,321,568             69,784,214                69,795,368                69,568,382

Primary Earnings Per Share      $      0.39            $      0.21            $         0.68         $            1.31


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                 70,438,622               69,784,214                70,251,383               69,568,382

Fully Diluted Earnings Per Share    $ 0.39                   $ 0.21                     $0.68                    $1.31